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                                                                     Exhibit 3.5

                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                  SURG II, INC.

      The undersigned, President and Chief Executive Officer of Surg II, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following is a true and correct copy of resolutions adopted by the unanimous written consent of the Board of Directors of Surg II, Inc. (i) amending the Articles of Incorporation of Surg II, Inc. and (ii) effecting a combination of the outstanding no par value common stock of Surg II, Inc. into the $0.01 par value common stock authorized by the amendment to the Articles of Incorporation aforesaid, on the basis of one share of $0.01 par value common stock for each 40 shares of no par value common stock outstanding, all pursuant to Section 302A.402, subdivision 3, of the Minnesota Business Corporation Act:

            RESOLVED, that effective as of 5 p.m., Minneapolis, Minnesota time, on October 4, 2002 (the "Effective Time"), Article III of the Articles of Incorporation of Surg II, Inc. is hereby amended to read as follows:

                                 ARTICLE III.

                               AUTHORIZED SHARES

                  The aggregate number of shares that this Corporation has authority to issue is five million shares having a par value of $0.01 per share. Unless otherwise designated, all shares issued shall be designated as common shares. Each holder of common shares shall be entitled to one vote for each common share standing in his name on the books of the Corporation. The Board of Directors is authorized to adopt, by an affirmative vote of a majority of the directors present at a duly called meeting, a resolution or resolutions providing for the establishment of a class or series of authorized shares of the Corporation, setting forth the designation of and number of shares constituting the class or series of fixing the relative rights and preferences of the class or series. The Board of Directors may grant preemptive rights with respect to some or all of the shares not designated common shares.

            RESOLVED FURTHER, that as of the Effective Time, each previously authorized and outstanding share of the no par value common stock of Surg II, Inc. shall be combined, such that 40 shares of such no par value common stock will become one share of the $0.01 par value common stock of Surg II, Inc. authorized as of the Effective Time.

      The undersigned hereby further certifies that (i) no par value common stock is currently the only class or series of capital stock of Surg II, Inc. outstanding, (ii) the amendment to the Articles of Incorporation and the combination as provided above will not adversely affect the rights or preferences of the holders of the no par value common stock of Surg II, Inc., or result in the percentage of authorized shares of Surg II, Inc. common stock that remain unissued after the consideration, exceeding the percentage of authorized shares of common stock remaining unissued before the combination.



----------------------------
      Kenneth W. Brimmer


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